Exhibit 23.1

KPMG LLP Suite 2000 355 South Grand Avenue Los Angeles, CA 90071-1568

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Guess?, Inc.:

We consent to the use of our reports dated March 8, 2006, with respect to the consolidated balance sheets of Guess?, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California
June 9, 2006

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.